Exhibit 5.1

KARR TUTTLE CAMPBELL

A PROFESSIONAL SERVICE CORPORATION

ATTORNEYS AT LAW

1201 Third Avenue, Suite 2900

Seattle, Washington 98101

TELEPHONE: (206) 223-1313

FACSIMILE: (206) 682-7100

October 11, 2012

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, WA 98119

Re: Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

This opinion is furnished to Cell Therapeutics, Inc., a Washington corporation (the “Company”), in connection with the proposed offer and sale by the Company of 60,000 shares of the Company’s preferred stock no par value, designated Series 17 (the “Preferred Stock”), issued pursuant to the Articles of Amendment to the Company’s amended and restated articles of incorporation, filed with the Secretary of State of the state of Washington on October 10, 2012 (the “Certificate of Designation”), the shares of the Company’s common stock, no par value, issuable upon conversion of the Preferred Stock (the “Underlying Shares” and, together with the Preferred Stock, the “Securities”) pursuant to that certain Underwriting Agreement, dated October 4, 2012 (the “Agreement”), between the Company and the underwriter thereunder. The Securities are being issued pursuant to a shelf registration Statement on Form S-3 (File No. 333-183037), which was filed with the Securities and Exchange Commission (the “Commission”) on August 2, 2012 (the “Registration Statement”) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the base prospectus filed together with the Registration Statement.

We have reviewed, among other things, (i) the Agreement, (ii) the Amended and Restated Articles of Incorporation of the Company, as in effect as of the date hereof, (iii) the Second

Amended and Restated Bylaws of the Company, as in effect as of the date hereof, (iv) a Certificate of Existence/Authorization relating to the Company, issued by the Secretary of State of the State of Washington on October 10, 2012, and (v) the records of the corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Securities. We have also examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such review and examination, we have assumed the following: (a) the legal capacity of all natural persons; (b) the authenticity of original documents and the genuineness of all signatures; (c) the conformity to the originals of all documents submitted to us as copies; and (d) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, including those matters pertaining to the Company on file with the Commission.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the assumptions, limitations and qualifications expressed herein, it is our opinion that:

1. The Preferred Stock, when sold and delivered in accordance with the Agreement and after receipt of payment therefor, will be validly issued, fully paid and non-assessable.

2. The Underlying Shares, when issued upon valid conversion of the Preferred Stock in accordance with the terms of the Agreement and the Certificate of Designation, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are subject to the following assumptions, limitations and qualifications:

a. We have assumed that the Registration Statement, and any amendments thereto, will remain effective during the period when the Securities are offered, sold or issued, including upon the conversion of the Preferred Stock.

b. We express no opinion as to laws other than the laws set forth in the Washington Business Corporation Act of the State of Washington, as currently enacted, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other Washington laws, regulations, rules, constitutions or statutes, or as to any matters of municipal law or the laws of any local agencies within any state. We express no opinion with respect to federal or international law or the laws of any country.

c. The effectiveness of indemnities, rights of contribution, exculpatory provisions, choice of venue or jurisdiction provisions, waiver of jury trials, and waivers of the benefits of statutory provisions may be limited on public policy grounds.

d. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Agreement, the Securities or the Registration Statement.

e. This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K to be filed with the Commission on the date hereof for incorporation by reference into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement filed October 9, 2012 pertaining to this transaction. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statements, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ KARR TUTTLE CAMPBELL,

a professional service corporation